As filed with the Securities and Exchange Commission on December 14, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 12, 2012

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this report relating to B&G Foods’ amended and restated credit agreement is incorporated in this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On December 12, 2012, B&G Foods amended and restated our credit agreement, dated as of November 30, 2011, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, as administrative agent and collateral agent, with Credit Suisse Securities (USA) LLC, Barclays Bank PLC, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Barclays Bank PLC and RBS Citizens, N.A., as co-syndication agents, and Royal Bank of Canada, as documentation agent.

The amendment, among other things:

•                  reduces the interest rate payable on the tranche B term loans by 50 basis points;

•                  fixes the maximum permissible consolidated leverage ratio at 6.00 to 1.00; and

•                  increases the maximum size of any potential incremental term loan facility (described more fully below) to an unlimited amount provided that certain conditions are met, including our senior secured leverage ratio being less than or equal to 4.00 to 1.00 after giving effect to borrowings under the incremental term loan facility.

The following is a summary of the credit agreement, as amended and restated:

There are currently $144.4 million of tranche A term loans, $223.3 million of tranche B term loans and $30.0 million of revolving loans outstanding.  The available borrowing capacity under our revolving credit facility, net of outstanding letters of credit of $0.5 million, is currently $169.5 million.  Proceeds of the revolving credit facility are restricted for use solely for general corporate purposes and acquisitions of targets in the same or a similar line of business as our company, subject to specified criteria.  We are required to pay a commitment fee of 0.50% per annum on the unused portion of the revolving credit facility.  The maximum letter of credit capacity under the revolving credit facility is $50.0 million, with a fronting fee of 0.25% per annum for all outstanding letters of credit and a letter of credit fee equal to the applicable margin for revolving loans that are Eurodollar (LIBOR) loans.

The tranche A term loans are subject to principal amortization at the following rates: 5% annually (based upon the initial principal amount on November 30, 2011 of $150.0 million) in 2012, 10% in 2013; 15% in each of 2014 and 2015; and 55% in 2016 through maturity on November 30, 2016.  The tranche B term loans are subject to principal amortization at the rate of 1% annually (based upon the initial principal amount on November 30, 2011 of $225.0 million), with the balance due at maturity on November 30, 2018.  The revolving loans mature on November 30, 2016.

We may prepay the term loans or permanently reduce the revolving credit facility commitment under the credit agreement at any time without premium or penalty (other than customary breakage costs with respect to the early termination of the Eurodollar (LIBOR) loans, and, only in the case of the tranche B term loans, a 1% prepayment penalty to be paid in the event of a repricing transaction (as defined in the credit agreement) that occurs prior to December 12, 2013).  Subject to certain exceptions, the credit facility provides for mandatory prepayment upon certain asset dispositions and issuances of securities.  The credit facility is also subject to mandatory annual prepayments commencing in April 2013 if our senior secured leverage (defined as the ratio of our consolidated senior secured debt, as of the last day of any period of four consecutive fiscal quarters to our adjusted EBITDA for such period) exceeds certain ratios as follows:  50% of our adjusted excess cash flow (as defined in the credit agreement and which takes into account certain dividend payments and other adjustments) if our senior secured leverage ratio is greater than or equal to 3.00 to 1.00 (with step-downs to 25% and 0% if our senior secured leverage ratio is less than 3.00 to 1.00 and 2.50 to 1.00, respectively).

Interest under the revolving credit facility, including any outstanding letters of credit, and under the tranche A term loan facility, is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin ranging from 1.50% to 2.00%, and LIBOR plus an applicable margin ranging from 2.50% to 3.00%, in each case depending on our consolidated leverage ratio.

Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin of 2.0%, and LIBOR plus an applicable margin of 3.0%.

Our obligations under the credit agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries.  The credit agreement is secured by substantially all of our and our domestic subsidiaries’ assets except our and our domestic subsidiaries’ real property.

The credit agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting our ability to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

The credit agreement also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a maximum consolidated leverage ratio and a minimum interest coverage ratio, each ratio as defined in the credit agreement.  Our consolidated leverage ratio (defined as the ratio of our consolidated total debt, as of the last day of any period of four consecutive fiscal quarters to our adjusted EBITDA for such period), commencing with the four quarter period ending December 31, 2012, may not exceed 6.00 to 1.00.

We are also required to maintain a consolidated interest coverage ratio of at least 1.75 to 1.00 as of the last day of any period of four consecutive fiscal quarters, commencing with the four quarter period ending December 31, 2012.

The credit agreement also provides for an incremental term loan facility, pursuant to which we may request that the lenders under the credit agreement, and potentially other lenders, provide incremental term loans on terms substantially consistent with those provided under the credit agreement.  Among other things, the utilization of the incremental facility is conditioned on our ability to meet a maximum senior secured leverage ratio of 4.00 to 1.00, and a sufficient number of lenders or new lenders agreeing to participate in the facility.

In the ordinary course of business, certain of the lenders under the credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with B&G Foods and our affiliates for which they have in the past received, and may in the future receive, customary fees.

A copy of the amended and restated credit agreement is filed as Exhibit 10.1 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1              Amended and Restated Credit Agreement, dated as of December 12, 2012, among B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, as administrative agent and collateral agent, with Credit Suisse Securities (USA) LLC, Barclays Bank PLC, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Barclays Bank PLC and RBS Citizens, N.A., as co-syndication agents, and Royal Bank of Canada, as documentation agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: December 14, 2012	By:	/s/ Robert C. Cantwell
Robert C. Cantwell
Executive Vice President of Finance and Chief Financial Officer